Exhibit 99

Press Release

SOURCE: Trico Marine Services, Inc.

Trico Marine Reports Third Quarter 2000 Results

HOUSTON, Oct. 26 /PRNewswire/ -- Trico Marine Services, Inc. (Nasdaq:TMAR - news) today reported a net loss for the third quarter ended September 30, 2000, of $1.6 million, or $0.04 per share (diluted), compared to a net loss of $7.8 million, or $0.28 per share (diluted), for the third quarter of 1999. Third quarter 2000 revenues were up 28% to $35.3 million compared to $27.6 million last year.

Trico's improved results for the third quarter resulted from increases in average day rates and utilization for all classes of the Company's vessels compared to the year-ago period. Supply boat day rates in the Gulf of Mexico averaged $4,224 for the quarter, compared to $3,143 for the same period last year. Average day rates for the North Sea fleet were also higher at $10,518 for the third quarter, compared to $9,998 for the third quarter of 1999. Day rates for the Company's crew and line-handling vessels also improved to an average of $2,600 in the third quarter of 2000 compared to $1,561 last year.

The utilization rate for Trico's Gulf of Mexico supply boats was 74% for the third quarter 2000, compared to 57% for the year-ago period. Utilization of the North Sea vessels was 88% in the third quarter, compared to 85% in the same period last year. As a result of improved market conditions in the North Sea, two platform supply vessels, which had been deactivated in the last half of 1999, were placed in service in July 2000.

For the first nine months of 2000, the Company reported a net loss before extraordinary item of $14.8 million, or $0.47 per share (diluted), on revenues of $91.1 million. After the extraordinary item, the net loss for the first nine months was $14.1 million, or $0.45 per share (diluted). For the first nine months of 1999, the Company reported a net loss before extraordinary item of $24.2 million, or $1.01 per share (diluted), on revenues of $82.6 million. In the second quarter of 1999, an extraordinary one-time charge of $1.8 million, net of taxes, was recorded related to the write-off of unamortized debt issuance costs resulting from the prepayment of bank debt with the proceeds of a new bank revolving credit agreement. After the extraordinary charge, the net loss was $26.0 million, or $1.09 per share (diluted) for the first nine months of 1999.

``We are very pleased by the growth in demand for our vessels in all our market areas, which includes the Gulf of Mexico, the North Sea and Latin America,'' said Thomas E. Fairley, president and chief executive officer. ``This is resulting in improved day rates and utilization for our equipment worldwide.''

The Company's Third Quarter Earnings Conference Call will be on October 26 at 2:00pm EDT. To listen to the call please dial 973-633-1010, 5 to 10 minutes before start time. A replay of the call is available through Friday, October 27 by dialing 402-220-0521.

Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for offshore well servicing, construction, installation and maintenance of offshore facilities.

Certain statements in this press release that are not historical fact may be ``forward looking statements.'' Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
              (In thousands, except share and per share amounts)

                            Three months ended         Nine months ended
                               September 30,              September 30,
                            2000          1999         2000          1999

    Revenues:              $35,285       $27,614       91,148       $82,596

    Operating expenses:
      Direct operating
       expenses and other   16,509       16,739        49,471        50,813
      Asset write-down         ---          ---           ---         1,111
      General and
       administrative        2,660        2,097         7,965         7,552
      Amortization of marine
       inspection costs      3,268        3,492        10,702        10,188
        Total operating
         expenses           22,437       22,328        68,138        69,664
    Depreciation and
     amortization expense    8,227        8,739        25,283        24,841

    Operating income (loss)  4,621       (3,453)       (2,273)      (11,909)
    Amortization of deferred
     financing costs           337          323         1,053         1,292
    Loss (gain) on sale
     of assets                   2           13        (3,921)           13
    Other expense, net,
     including interest      6,652        7,935        22,391        23,153
    Loss before taxes and
     extraordinary item     (2,370)     (11,724)      (21,796)      (36,367)
    Income tax expense
     (benefit)                (776)      (3,908)       (6,966)      (12,202)
    Income (loss) before
     extraordinary item     (1,594)      (7,816)      (14,830)      (24,165)
    Extraordinary item,
     net of taxes              ---          ---           715        (1,830)
    Net loss               $(1,594)     $(7,816)     $(14,115)     $(25,995)

    Basic earnings per
     common share:
    Loss before extraordinary
     item                   $(0.04)      $(0.28)       $(0.47)       $(1.01)
    Extraordinary item,
     net of taxes              ---          ---          0.02         (0.08)
    Net loss                $(0.04)      $(0.28)       $(0.45)       $(1.09)
    Avg. common shares
     outstanding        36,004,202   28,385,079    31,708,358    23,942,273

    Diluted earnings per
     common share:
    Loss before
     extraordinary item     $(0.04)      $(0.28)       $(0.47)       $(1.01)

    Extraordinary item,
     net of taxes              ---          ---          0.02         (0.08)
    Net loss                $(0.04)      $(0.28)       $(0.45)       $(1.09)

    Average common shares
     outstanding        36,004,202   28,385,079    31,708,358    23,942,273

    Average Day Rates:
      Supply                $4,224       $3,143        $3,672        $3,310
      Supply/Anchor
       handling (N. Sea)    10,518        9,998         9,719        10,474
      Lift                     ---        4,372         3,942         4,325
      Crew/line handling     2,600        1,561         2,530         1,559

    Utilization:
      Supply                   74%          57%           71%           55%
      Supply/Anchor
       Handling (N. Sea)       88%          85%           81%           88%
      Lift                     ---          54%           46%           49%
      Crew/line handling       84%          84%           78%           82%

    Average no. of Vessels:
      Supply                  53.0         52.9          53.0          52.3
      Supply/Anchor
       Handling (N. Sea )     18.0         18.0          18.0          17.3
      Lift                     ---          6.0           3.0           6.0
      Crew/line handling      22.0         21.0          22.0          21.0

SOURCE: Trico Marine Services, Inc.